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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

        Jacqueline Badger Mars
        as Trustee of the Jacqueline Badger Mars Trust,
        dated February 5, 1975, as amended,
        and as Trustee for the Jacqueline Badger Mars 2002 GRAT
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                                 6885 Elm Street
--------------------------------------------------------------------------------
                                    (Street)

   McLean                              VA              22101-3883
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        AmerAlia, Inc.     AALA
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

          October 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                               5.
                                                                                               Amount of      6.
                                                               4.                              Securities     Owner-
                                                               Securities Acquired (A) or      Beneficially   ship
                                     2A.          3.           Disposed of (D)                 Owned          Form:      7.
                                     Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct     Name of
                        2.           Execution    Code         ------------------------------- Reported       (D) or     Indirect
1.                      Transaction  Date,        (Instr. 8)                   (A)             Transaction(s) Indirect   Beneficial
Title of Security       Date         if any       ------------     Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)              (mm/dd/yy)   (mm/dd/yy)    Code     V                  (D)             and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           10/31/02      N/A            J(1)           107,480      A   $1.00/share  7,929,820        I      By Self as
                                                                                                                         Trustee for
                                                                                                                            Self
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

------------------------

(1) Issued by the issuer in payment of a guaranty fee liability payable to the reporting person.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the Form is filed by more than one Reporting Person, see Instruction
   4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (3-00)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
             2.                                                                                           Deriv-    of
             Conver-                           5.                              7.                         ative     Deriv-   11.
             sion                              Number of                       Title and Amount           Secur-    ative    Nature
             or               3A.              Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-            Deemed  4.       Securities    Date              Securities        Price    Bene-     ity:     In-
             cise     3.      Exe-    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-  cution  action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or   Bene-
1.           of       action  Date,    Code    of(D)         (Month/Day/Year)            Amount  ative    Reported  In-      ficial
Title of     Deriv-   Date    if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    direct   Owner-
Derivative   ative    (Month/ (Month/ 8)       4 and 5)      Date     Expira-            Number  ity      actions   (I)      ship
Security     Secur-   Day/    Day/    ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)   Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


/s/ Jacqueline Badger Mars                                   November 1, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (9-02)